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                                                                       EXHIBIT 2

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "Agreement") is made and entered into as of the 12th day of June, 2001, by and among Partners Resources Inc., an Arizona corporation and wholly-owned subsidiary of SCB (as herein defined) ("Seller"), SCB Computer Technology, Inc., a Tennessee corporation ("SCB"), Partners Capital Group, a California corporation and wholly-owned subsidiary of SCB ("PCG"), Charles A. Vermillion ("Vermillion"), Scott R. Meyer ("Meyer"), and OneNeck IT Services, Corporation, an Arizona corporation ("Purchaser").

                                    RECITALS

         A. Seller, through its Enterprise Resource Planning Group ("ERP"), provides information technology consulting and outsourcing services. Seller's business of providing such information technology consulting and outsourcing services conducted through ERP is referred to herein as the "Business."

         B. Seller desires to sell to Purchaser substantially all of Seller's assets relating to the Business, and Purchaser desires to purchase such assets, all on the terms and subject to the conditions contained in this Agreement.

         C. SCB and PCG are parties to this Agreement for the limited purposes set forth in Articles VI and IX herein. Vermillion and Meyer (collectively, the "Principals") are parties to this Agreement for the limited purposes set forth in Articles V and VI herein.

                                   AGREEMENTS

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                           Purchase and Sale of Assets

         1.1 Agreement to Purchase and Sell. On the terms and subject to the conditions contained in this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, all of the assets, properties, rights and business as a going concern as of the Closing Date (as herein defined) of whatever kind or nature, wherever situated or located, and whether reflected on Seller's books and records or previously written-off or otherwise not shown on Seller's books and records, of Seller that are used in or relate to the Business other than the Excluded Assets (as herein defined) (collectively, the "Purchased Assets"). All of the Purchased Assets shall be sold to Purchaser free and clear of any and all liens, claims, encumbrances and security interests (collectively, the "Liens") other than the Permitted Liens (as herein defined). If, for any reason, any of the Purchased Assets cannot be assigned by Seller to Purchaser, Seller shall work with Purchaser to take such actions and execute such documents as are reasonably necessary to assure that Purchaser will have the continuing benefit and use of such Purchased Assets.

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         1.2      Enumeration of Purchased Assets. The Purchased Assets shall include, without limitation, the following assets, properties and rights of Seller that are used in the Business other than the Excluded Assets:

                  (a) all furniture, art work, fixtures, equipment (including office equipment and supplies), machinery, parts, telephone systems, computer hardware, monitors, key boards and hard drives, tools and all other tangible personal property used in the conduct of the Business, including, without limitation, any of the foregoing which has been fully depreciated (collectively, the "Equipment");

                  (b) to the extent assignable and subject to obtaining any necessary consents to assignment, all leasehold interests and leasehold improvements created by all leases of personal property used in the conduct of the Business under which Seller is a lessee;

                  (c) to the extent assignable and subject to obtaining any necessary consents to assignment, Seller's entire leasehold interest in and rights thereunder of, and the fixed assets, fixtures, and other leasehold improvements owned by Seller as lessee of the building located at 7955 East Redfield Road in Scottsdale, Arizona (the "Scottsdale Building"), the building located at 1655 West Sunrise Boulevard in Gilbert, Arizona (the "Gilbert Building"), and the office space located at 30 Kennedy Plaza, Suite 200, in Providence, Rhode Island (the "Office Space"; and together with the Scottsdale Building and the Gilbert Building, the "Leased Premises");

                  (d) all trade accounts receivable, notes receivable, negotiable instruments and chattel paper received as a result of the operation of the Business (collectively, the "Accounts Receivable");

                  (e) all deposits received as a result of the operation of the Business and rights with respect thereto;

                  (f) to the extent assignable and subject to obtaining any necessary consents to assignment, all interests in and rights, claims, benefits, and obligations under all real property and personal property lease agreements, sales orders and sales contracts, purchase orders and purchase contracts, license agreements, distribution agreements, customer agreements, sales representative agreements, service agreements, supply agreements, franchise agreements, computer software licenses and agreements, technical service agreements, employment agreements, severance agreements, confidentiality or secrecy agreements, and any and all other agreements and contracts relating to, and any quotations and bids generated by, the operation of the Business (the "Contracts");

                  (g) all intellectual property rights used in the Business, whether registered, arising under common law or otherwise, including, without limitation, patents and applications therefor, know-how (to the extent owned by Seller), unpatented inventions, trade secrets, methodologies, business and marketing plans, copyrights and applications therefor, trademarks and applications therefor, service marks and applications therefor, trade names and applications therefor, trade dress, logos and slogans used in the Business, which include the name "Enterprise Resource Planning" and logos using the acronym "ERP", and all goodwill associated with such intellectual property rights (the "Intellectual Property");


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                  (h)      to the extent assignable and subject to obtaining any
necessary consents to assignment, all authorizations, approvals, consents, licenses, and permits granted by governmental authorities relating to the operation of the Business (the "Permits");

                  (i) copies of all customer lists, customer records, supplier lists, supplier records, and other customer and supplier information relating to the operation of the Business;

                  (j) all books and records relating to the operation of the Business;

                  (k) all rights in connection with prepaid expenses with respect to the Purchased Assets;

                  (l) all computer software relating directly to the Business, including all documentation, customizations, and source codes, if any, with respect to such software;

                  (m) all sales and promotional materials, catalogues and advertising literature relating to the Business;

                  (n) all telephone numbers, fax numbers, computer extensions, and data processing extensions of the Business; and

                  (o)      the goodwill of the Business.

         1.3 Excluded Assets. The Purchased Assets shall exclude all of the following assets, properties, and rights of Seller (the "Excluded Assets"):

                  (a) all cash on hand and in banks, cash equivalents (exclusive of letters of credit issued by customers of the Business), securities and other investments;

                  (b)      all checkbooks and cancelled checks;

                  (c) to the extent relating to periods prior to 11:59 p.m. Providence, Rhode Island Time on May 31, 2001 (such time and date, collectively, the "Measurement Date"), all insurance policies, insurance premiums and premium refunds, insurance claims, and insurance proceeds, and all rights arising therefrom;

                  (d) to the extent relating to periods prior to the Measurement Date, all prepaid taxes, insurance premiums, and worker's compensation premiums, and all rights arising therefrom;

                  (e) to the extent relating to periods prior to the Measurement Date, all tax credits, refunds, rebates, abatements, net operating losses and other tax assets, and all rights arising therefrom;

                  (f) to the extent relating to periods prior to the Measurement Date, all inter-company accounts receivable;


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                  (g)      all interests in and rights under the leases of, and
all fixed assets, fixtures, and leasehold improvements owned by Seller and located on or appurtenant to, all real property that is not expressly included in the Purchased Assets;

                  (h) all interests in and rights under the Seller's Documents (as herein defined);

                  (i) the corporate charter, minute book, stock records, and corporate seal of Seller, all books and records related to the Business' accounting, finances and taxes, and all books and records not relating to the Business;

                  (j) all trademarks, service marks, trade names, trade dress, logos, and other intellectual property and rights with respect thereto, whether registered or applied for or arising under common law or otherwise, utilizing the name "SCB" or any variant thereof, SCB's puzzle logo or any variant thereof, or any combination of the foregoing or otherwise not relating to the Business;

                  (k) all Permits that are not assignable or for which any necessary consent to assignment is not obtained;

                  (l) all interests in and rights, claims, benefits and obligations under all Contracts that are not assignable or for which any necessary consent to assignment is not obtained;

                  (m) all other assets, properties, and rights of Seller that are not used in or do not relate to the Business.

                                   ARTICLE II

                            Assumption of Liabilities

         2.1 Agreement to Assume. At the Closing (as herein defined), Purchaser shall absolutely and unconditionally assume all of the Assumed Liabilities (as herein defined) from Seller, be subject to and abide by all of the terms and conditions of the Assumed Liabilities that are imposed upon Seller, and perform and discharge all Assumed Liabilities in full and when due. Purchaser shall not assume any of the Excluded Liabilities (as herein defined).

         2.2 Assumed Liabilities. The "Assumed Liabilities" shall consist of all liabilities and obligations of any nature, whether direct or indirect, material or immaterial, known or unknown, asserted or unasserted, due or to become due, absolute, accrued, contingent, liquidated, or otherwise ("Liabilities"), of Seller arising before, on or after the Closing Date directly from or in connection with Seller's ownership and use of the Purchased Assets and conduct of the Business other than the Excluded Liabilities, including, without limitation, all of the following Liabilities of Seller:

                  (a) all trade accounts payable of the Business (the "Accounts Payable");

                  (b) all accrued expenses of the Business, including, without limitation, all earned but unpaid vacation pay and sick and personal leave with respect to the Transferred Employees (as herein defined);


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                  (c)      all Liabilities arising from or in connection with
all Contracts and Permits that are assigned by Seller to Purchaser hereunder;
and

                  (d) all Liabilities arising from or in connection with the charge of employment discrimination (Charge Number 350A11119) filed by the Equal Employment Opportunity Commission on behalf of Nayan A. Shah against SCB Enterprise Solutions on March 1, 2001, and any and all other legal proceedings relating to or arising from such charge of employment discrimination.

         2.3 Excluded Liabilities. The "Excluded Liabilities" shall consist of the following Liabilities of Seller:

                  (a) to the extent relating to periods prior to the Measurement Date, any Liability to any Affiliate (as herein defined) of Seller; provided, however, that any Liability of Seller to TAG (as defined herein) shall be an Excluded Liability in all respects;

                  (b) all accounts payable for accrued health insurance premiums (except to the extent relating to the Transferred Employees for periods after the Measurement Date) and all contributions to the SCB KSOP for the benefit of persons employed by Seller;

                  (c) all Liabilities for legal, accounting, audit and investment banking fees, brokerage commissions, and any other expenses incurred by Seller in connection with the negotiation and preparation of this Agreement and any documents or instruments contemplated herein and the consummation of the transactions contemplated herein;

                  (d) any Liability for taxes with respect to the operation of the Business before the Measurement Date;

                  (e) any Liability for or related to indebtedness of Seller to banks, financial institutions or other persons or entities with respect to borrowed money;

                  (f) any Liability under any Contract or Permit that is not assigned by Seller to Purchaser hereunder;

                  (g) any Liability for retrospective or similar insurance premium adjustments relating to the Business for any period before the Measurement Date;

                  (h) any Liability for earned but unpaid salaries, wages, bonuses, commissions, severance and other compensation payable to persons employed by Seller, except for (i) the earned but unpaid vacation pay and sick and personal leave with respect to the Transferred Employees and (ii) to the extent relating to periods after the Measurement Date, the earned but unpaid salaries, wages, bonuses, commissions and other compensation payable to persons employed by the Business; and

                  (i) all Liabilities of Seller pursuant to the Seller's Documents.


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         2.4      No Expansion of Third-Party Rights. The assumption by
Purchaser of the Assumed Liabilities shall not expand the rights or remedies of any third party against Purchaser or Seller as compared to the rights and remedies which such third party would have had against Seller had Purchaser not assumed the Assumed Liabilities. Without limiting the generality of the preceding sentence, the assumption by Purchaser of the Assumed Liabilities shall not create any third-party beneficiary rights.

                                  ARTICLE III

                                 Purchase Price

         3.1 Purchase Price. Upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to Seller at the Closing, in full payment for the sale, conveyance, assignment, transfer and delivery of the Purchased Assets, immediately available federal funds in the amount of $9,500,000, subject to adjustment as set forth in Section 3.2 and
Section 3.3 (the "Purchase Price").

         3.2      Working Capital Adjustment.

                  (a) Not more than 10 days before the Closing Date, Seller shall deliver to Purchaser a statement setting forth Seller's good-faith estimates of the Estimated Adjusted Working Capital (as defined herein) and the Estimated Interim Cash Adjustment (as defined herein), which shall be certified by the chief financial officer of Seller (the "Preliminary Statement"). Purchaser and its representatives shall be entitled to inspect all work papers, schedules and other supporting materials relating to the preparation of the Preliminary Statement and to consult with Seller and its representatives regarding the methods used to calculate the Estimated Adjusted Working Capital and the Estimated Interim Cash Adjustment.

                  (b) At the Closing, an amount equal to the difference, if any, between the Estimated Adjusted Working Capital as shown on the Preliminary Statement and $2,900,000 shall be paid by Purchaser to Seller if the Estimated Adjusted Working Capital exceeds $2,900,000 or by Seller to Purchaser if $2,900,000 exceeds the Estimated Adjusted Working Capital. In addition, at the Closing, (i) if the Estimated Interim Cash Adjustment results in an increase in the Purchase Price, Purchaser shall pay Seller the amount of such increase, or
(ii) if the Estimated Interim Cash Adjustment results in a decrease in the Purchase Price, Seller shall pay Purchaser the amount of such decrease.

                  (c) On a date no later than 180 days after the Closing Date (the Calculation Date"), Purchaser, with reasonable, good-faith assistance from Seller, shall prepare and deliver to Seller a statement setting forth Purchaser's good-faith determination of the Actual Adjusted Working Capital (as defined herein) and the Actual Interim Cash Adjustment (as defined herein), which shall be certified by the chief financial officer of Purchaser (the "Original Closing Statement"). Seller and its representatives shall be entitled to inspect all work papers, schedules and other supporting materials relating to the preparation of the Original Closing Statement and to consult with Purchaser and its representatives regarding the methods used to calculate the Actual Adjusted Working Capital and the Actual Interim Cash Adjustment.


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                  (d)      The Original Closing Statement shall become final and
binding upon Seller and Purchaser unless Seller notifies Purchaser of a disagreement with respect to any matter contained therein (a "Notice of Disagreement") within 30 days after the receipt thereof. A Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. For a period of 30 days after the delivery of the Notice of Disagreement, Seller and Purchaser shall attempt in good faith to resolve in writing all of their differences with respect to each matter specified in the Notice of Disagreement, in which case such resolution shall be final and binding upon the parties.

                  (e) If, at the end of such 30-day period, Seller and Purchaser have not resolved in writing all of their differences with respect to any such matter, then each unresolved matter (a "Disputed Matter") shall be submitted to and reviewed by the Dallas, Texas, office of KPMG LLP or such other independent certified public accounting firm agreed to by Seller and Purchaser (the "Accounting Arbitrator"). The Accounting Arbitrator shall consider only the Disputed Matters and shall act promptly to resolve in writing all Disputed Matters. The determinations of the Accounting Arbitrator with respect to the Disputed Matters shall be final and binding upon Seller and Purchaser. Judgment upon the Accounting Arbitrator's award may be entered in any court having jurisdiction thereof.

                  (f) Seller shall be responsible for and pay (1) all of its expenses incurred in preparing the Preliminary Statement, assisting in the preparation of and reviewing the Original Closing Statement, and resolving any Disputed Matter, and (2) 50% of the fees and expenses of any Accounting Arbitrator incurred in resolving any Disputed Matter. Purchaser shall be responsible for and pay (1) all of its expenses incurred in reviewing the Preliminary Statement, preparing the Original Closing Statement, and resolving any Disputed Matter, and (2) 50% of the fees and expenses of any Accounting Arbitrator incurred in resolving any Disputed Matter.

                  (g) Within 10 days after the final determination of the Closing Statement (as herein defined), (i) an amount equal to the difference, if any, between the Estimated Adjusted Working Capital as shown on the Preliminary Statement and the Actual Adjusted Working Capital as shown on the Closing Statement, plus simple interest thereon from the Closing Date until the payment date at a rate per annum equal to the prime rate of interest charged from time to time during such period as announced by First Tennessee Bank, N.A., shall be paid by Purchaser to Seller if the Actual Adjusted Working Capital exceeds the Estimated Adjusted Working Capital or by Seller to Purchaser if the Estimated Adjusted Working Capital exceeds the Actual Adjusted Working Capital; and (ii) an amount equal to the difference, if any, between the Estimated Interim Cash Adjustment as shown on the Preliminary Statement and the Actual Interim Cash Adjustment as shown on the Closing Statement, plus simple interest thereon from the Closing Date until the payment date at a rate per annum equal to the prime rate of interest charged from time to time during such period as announced by First Tennessee Bank, N.A., shall be paid by Purchaser to Seller, or by Seller to Purchaser, as the case may be, in order to adjust the amount of the Purchase Price paid to Seller at Closing to reflect the Actual Interim Cash Adjustment.

                  (h) As used in this Agreement, the following terms shall have the meanings set forth below:


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                           (i)      "Closing Statement" means the Original
Closing Statement, together with any and all adjustments thereto reflecting any written agreement between Seller and Purchaser resolving their differences with respect to any matter specified in a Notice of Disagreement and any written decision of the Accounting Arbitrator resolving any Disputed Matter.

                           (ii)     "Estimated Adjusted Working Capital" means
the estimated value, as of the Measurement Date, of the total current assets of the Business (excluding any Excluded Assets that are current assets) less the total current liabilities of the Business (excluding any Excluded Liabilities that are current liabilities, and all accrued but unpaid salaries, wages, bonuses, commissions, severance, vacation and sick pay, and other compensation payable by Seller to the Principals and all other persons employed in the conduct of the Business), as determined by Seller pursuant to Section 3.2(a) in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods.

                           (iii)    "Actual Adjusted Working Capital" means the
actual value, as of the Measurement Date, of the total current assets of the Business (excluding any Excluded Assets that are current assets) less the total current liabilities of the Business (excluding any Excluded Liabilities that are current liabilities, and all accrued but unpaid salaries, wages, bonuses, commissions, severance, vacation and sick pay, and other compensation payable by Seller to the Principals and all other persons employed in the conduct of the Business), as determined by Purchaser pursuant to Section 3.2(c) in accordance with GAAP applied on a basis consistent with prior periods. In calculating Actual Adjusted Working Capital, (A) 87% of the amount of any Accounts Receivable that were written-off or written-down as of the Measurement Date but were subsequently collected prior to the Calculation Date shall be added to the Actual Adjusted Working Capital, and (B) 87% of the amount of any Accounts Receivable that were deemed collectible as of the Measurement Date but were not collected as of the Calculation Date shall be subtracted from the Actual Adjusted Working Capital. For purposes of computing the Actual Adjusted Working Capital, all payments of accounts receivable that are received by Purchaser from customers after the Closing Date shall be applied in the order of the oldest accounts receivable owed by such customers first.

                           (iv)     "Estimated Interim Cash Adjustment" means
Seller's good-faith written estimate of the Interim Cash Adjustment (as defined herein).

                           (v)      "Actual Interim Cash Adjustment" means the
actual amount of the Interim Cash Adjustment (as defined herein).

         3.3 Interim Cash Adjustment. The Purchase Price shall be also adjusted in the following manner (the "Interim Cash Adjustment"):

                  (a) the Purchase Price shall be increased by the amount of cash or cash equivalents which the Seller has, during the period commencing on the Measurement Date and extending through the Closing Date (the "Interim Period"), paid to partially or fully discharge (or advanced to Purchaser for use by Purchaser to partially or fully discharge) any liabilities of Seller which, had they existed on the Closing Date, would have been Assumed Liabilities (including without limitation the liabilities listed in Section 2.3(h)(ii) hereof and all employment and payroll taxes with respect thereto); and


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                  (b)      the Purchase Price shall be reduced by the amount of
cash or cash equivalents which the Seller has received during the Interim Period as partial or full payment for any assets of Seller which, had they been assets of Sellers on the Closing Date, would have been Purchased Assets.

         3.4 Method of Payment. Unless otherwise agreed to in writing by Seller and Purchaser, all amounts payable by either party to the other pursuant to this Article III or any other provision of this Agreement shall be paid by wire transfer of immediately available federal funds to such bank account as the receiving party shall designate in writing to the paying party.

         3.5 Allocation of Purchase Price. Within 90 days after the Closing, Purchaser and Seller shall mutually cooperate and agree upon a written allocation of the Purchase Price among the Purchased Assets in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), which allocation shall constitute Schedule 3.5 hereto (the "Allocation"). Seller and Purchaser shall use the Allocation, together with any and all revisions thereto reflecting any payment made pursuant to Section 3.2(g), for all federal, state and local income tax purposes, including, without limitation, the preparation and filing of their respective counterparts of Treasury Form 8594 or any other Treasury Form hereafter mandated by the Internal Revenue Service as required by the regulations under Section 1060 of the Code; provided, however, that nothing in this Agreement shall be construed to mean that a party hereto or other person must (a) use, for any one or more purposes, any price or other allocation set forth or provided for in this Agreement if such party or person reasonably believes or reasonably is advised that such use is not in accordance with law, or (b) make or file, or cooperate in the making or filing of, any return or report to any governmental authority in any manner that such party or person reasonably believes or reasonably is advised is not in accordance with law.

         3.6 Mutual Cooperation to Unwind Certain Matters. Notwithstanding anything to the contrary in this Agreement, in the event that the sale of the Purchased Assets fails to close for any reason, then all parties hereto agree that they shall mutually cooperate with one another, and use all commercially reasonable efforts, promptly to unwind and correct (and assist in the prompt unwinding and correction of) any payments, notices, reports, filings or withholdings made by any of the parties to any governmental authority or administrative agency with respect to the operation of the Business during the contemplated Interim Period, including without limitation all matters relating to employment notices, reports, taxes, and withholdings.

                                   ARTICLE IV

                         Representations and Warranties

         4.1 Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller as follows:

                  (a) Purchaser is a corporation duly organized, existing and in good standing under the laws of the State of Arizona.

                  (b) Purchaser has full corporate power and authority to enter into and perform its obligations under this Agreement and all other documents and instruments to be executed by


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Purchaser pursuant to this Agreement (this Agreement and such other documents and instruments are referred to collectively as the "Purchaser's Documents") and to consummate the transactions contemplated therein.

                  (c) Purchaser has taken all corporate actions necessary to authorize the execution and delivery of the Purchaser's Documents, the performance of its obligations thereunder, and the consummation of the transactions contemplated therein.

                  (d) This Agreement has been executed and delivered by a duly authorized officer of Purchaser, constitutes a legal, valid and binding obligation of Purchaser, and is enforceable against Purchaser in accordance with its terms. As of the Closing Date, the other Purchaser's Documents will be executed and delivered by a duly authorized officer of Purchaser, will constitute legal, valid and binding obligations of Purchaser, and will be enforceable against Purchaser in accordance with their respective terms.

                  (e) No consent, authorization, order or approval of, or filing or registration with, any governmental authority is required for the execution and delivery by Purchaser of the Purchaser's Documents, the performance of its obligations thereunder, and the consummation by Purchaser of the transactions contemplated therein.

                  (f) Neither the execution and delivery by Purchaser of the Purchaser's Documents, nor the performance of its obligations thereunder, nor the consummation by Purchaser of the transactions contemplated therein will conflict with or result in a breach or violation of any of the terms, conditions or provisions of (1) Purchaser's articles of incorporation or bylaws, (2) any applicable law, rule or regulation of any governmental entity, or (3) any applicable order, writ, injunction, decision, judgment or decree of any court, arbitrator, governmental authority or administrative agency.

                  (g) Purchaser has received one or more commitments (the "Commitments") to provide funds to Purchaser sufficient to enable Purchaser to consummate the transactions contemplated in the Purchaser's Documents and to pay all fees and expenses related thereto (the "Financing"), true and correct copies of which are set forth in Schedule 4.1(g).

                  (h) No broker's commission, finder's fee, investment banker's fee or similar payment is or will become payable by Seller as a result of or in connection with the transactions contemplated herein pursuant to any agreement, contract, commitment, arrangement or understanding entered into by Purchaser or any of its Affiliates (as herein defined). As used in this Agreement, (1) the term "Affiliate" means any person or entity which controls a party to this Agreement, which that party controls, or which is under common control with that party; and (2) the term "control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise.

         4.2 Seller's Representations and Warranties. Seller represents and warrants to Purchaser as follows:


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                  (a)      Seller is a corporation duly organized, existing and
in good standing under the laws of the State of Arizona.

                  (b)      [this section not used].

                  (c) Seller has full corporate power and authority to conduct the Business as it is now being conducted, to enter into and perform its obligations under this Agreement and all other documents and instruments to be executed by Seller pursuant to this Agreement (this Agreement and such other documents and instruments are referred to collectively as the "Seller's Documents"), and to consummate the transactions contemplated therein.

                  (d) Seller has taken all corporate actions necessary to authorize the execution and delivery of the Seller's Documents, the performance of its obligations thereunder, and the consummation of the transactions contemplated therein.

                  (e) This Agreement has been executed and delivered by a duly authorized officer of Seller, constitutes a legal, valid and binding obligation of Seller, and is enforceable against Seller in accordance with its terms. As of the Closing Date, the other Seller's Documents will be executed and delivered by a duly authorized officer of Seller, will constitute legal, valid and binding obligations of Seller, and will be enforceable against Seller in accordance with their respective terms.

                  (f) No consent, authorization, order or approval of, or filing or registration with, any governmental authority is required for the execution and delivery by Seller of the Seller's Documents, the performance of its obligations thereunder, and the consummation by Seller of the transactions contemplated therein.

                  (g) Neither the execution and delivery by Seller of the Seller's Documents, nor the performance of its obligations thereunder, nor the consummation by Seller of the transactions contemplated therein will conflict with or result in a breach or violation of any of the terms, conditions or provisions of (1) Seller's articles of incorporation or bylaws, (2) any applicable law, rule or regulation of any governmental entity, or (3) any applicable order, writ, injunction, decision, judgment or decree of any court, arbitrator, governmental authority or administrative agency, except in each case for such conflicts, breaches and violations as would not have a material adverse effect on the Business.

                  (h) Seller (1) has no subsidiaries related to the Business, (2) does not directly or indirectly own any capital stock or other equity securities of any corporation or any equity interest in any other entity that is engaged in the Business, and (3) does not operate, manage or otherwise control any corporation or other entity that is engaged in the Business.

                  (i) True and correct copies of the audited balance sheets, statements of operations, and notes to financial statements of Seller, together with any supplementary information thereto, as of and for the years ended April 30, 1999, and April 30, 2000, respectively, as audited by BDO Seidman, LLP ("BDO"), are set forth in Schedule 4.2(i).

                  (j) True and correct copies of the unaudited balance sheet and statement of operations of Seller as of and for the fiscal year ended April 30, 2001, are set forth in Schedule 4.2(j).

                  (k) Except as described in Schedule 4.2(k), Seller has full legal and beneficial title to the Purchased Assets, free and clear of any and all Liens other than (1) statutory liens for taxes not yet due, (2) liens of carriers and warehousemen incurred in the ordinary course of business for sums not yet due, (3) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, (4) security interests or other liens held by equipment lessors (or their assigns) in any equipment, arising under any equipment leases assigned to Purchaser as a Purchased Asset, and (5) any landlord liens with respect to any Purchased Assets located at any of the Leased Premises (collectively, the "Permitted Liens"). Except as described in Schedule 4.2(k), and any Permitted Liens, no chattel mortgage, security agreement, financing statement or other instrument encumbering any of the Purchased Assets has been recorded, filed, executed or delivered. PCG does not own any material assets used by Seller in the conduct of the Business (except for PCG's interest as lessee under the equipment leases with Emerald Capital/Hinsbrook Bank and Crown Bank F.S.B., as disclosed in the Seller's Documents).

                  (l) No broker's commission, finder's fee, investment banker's fee or similar payment is or will become payable by Purchaser as a result of or in connection with the transactions contemplated herein pursuant to any agreement, contract, commitment, arrangement or understanding entered into by Seller or any of its Affiliates.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER SELLER'S DOCUMENTS, NEITHER SELLER NOR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, OR REPRESENTATIVES HAS MADE, AND SELLER SHALL NOT BE BOUND BY, ANY EXPRESS OR IMPLIED REPRESENTATION, WARRANTY, GUARANTEE, PROMISE, STATEMENT, INDUCEMENT OR INFORMATION OF ANY KIND OR NATURE WITH RESPECT TO SELLER, THE BUSINESS, THE PURCHASED ASSETS, OR ANY OTHER MATTTER, INCLUDING, WITHOUT LIMITATION, GENERAL ECONOMIC, FINANCIAL, BUSINESS AND INDUSTRY CONDITIONS, THE PROBABLE SUCCESS, PROFITABILITY OR OTHER PROSPECTS OF THE CONDUCT OF THE BUSINESS OR THE OWNERSHIP AND USE OF THE PURCHASED ASSETS AFTER THE CLOSING DATE, OR THE LIKELIHOOD OF ANY CHANGE IN LAWS, RULES OR REGULATIONS. SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED ASSETS.

         4.3 Survival of Representations and Warranties. The representations and warranties made by Purchaser in Section 4.1 and by Seller in
Section 4.2 shall survive the Closing and shall continue in effect until 5:00 p.m. (Phoenix, Arizona time) on the one year anniversary of the Closing Date; provided, however, that the representations and warranties made by Purchaser in Sections 4.1(a), (b), (c), (d) and (h) and the representations and warranties made by Seller in Sections 4.2(a), (c), (d), (e), (h), (k) and (l) shall survive for the maximum period permitted by applicable law. The liabilities of

Purchaser and Seller under their respective representations and warranties shall expire at the end of the applicable survival periods; provided, however, that the liability of a party for the inaccuracy or breach of any representation or warranty shall not expire at the end of the applicable survival period if the other party notifies such party thereof before the end of such survival period.

         4.4 Unexpected Future Problems. Seller and Purchaser shall attempt to resolve any and all future claims, issues and problems relating to the operation of the Business and the use of the Purchased Assets by good-faith negotiations between the parties based on the following general principles:

                  (a) Purchaser generally shall be responsible for all matters relating to Purchaser's corporate existence, books of account, and records.

                  (b) Seller generally shall be responsible for all matters relating to Seller's corporate existence, books of account, and records, except to the extent that they are based on information provided by or at the direction of the Principals or David T. Glynn or any employee, representative or agent of Seller who reported directly to any such person at such time as the information was so provided.

                  (c) Purchaser generally shall be responsible for all actions, activities and decisions taken or made in the ordinary course of operating the Business or the normal use of the Purchased Assets prior to the Closing Date.

                  (d) Subject to Section 4.4(c), Seller generally shall be responsible for all actions, activities and decisions relating to the operations of Seller and all its Affiliates prior to the Closing Date, except to the extent that such actions, activities and decisions were taken or made by or at the direction of the Principals or David T. Glynn or any employee, representative or agent of Seller who reported directly to any such person at such time as the actions, activities and decisions were taken or made.

                                   ARTICLE V

                            Conduct Prior to Closing

         5.1 General. The parties shall have the respective rights and obligations with respect to the period between the date hereof and the Closing Date that are set forth in the remainder of this Article V.

         5.2      Seller's Obligations.

                  (a) Seller shall give to Purchaser's officers, employees, attorneys, consultants, accountants and lenders reasonable access during normal business hours to all of the properties, books, records, contracts and other documents, and other materials of Seller relating to the Purchased Assets and the Business, and to the personnel of the Business, subject to their compliance with Seller's reasonable rules and procedures for conduct at its facilities. Seller shall furnish to Purchaser such information regarding the Purchased Assets and the Business as Purchaser may at any time and from time to time reasonably request.

                  (b) Seller shall use commercially reasonable efforts to obtain all approvals, authorizations, consents and other actions by all governmental authorities, Contract parties, lenders, and other persons and entities necessary for Seller to consummate the transactions contemplated herein.

                  (c) Seller shall use commercially reasonable efforts to assist and cooperate with Purchaser in the assignment of all Permits necessary for the operation of the Business by Purchaser, to the extent that they are assignable by Seller to Purchaser hereunder.

                  (d) Seller shall use commercially reasonable efforts to preserve the Business and the goodwill of its customers, suppliers, employees, representatives, agents, and others having business relations with the Business.

                  (e) Seller shall maintain the Purchased Assets in good operating condition and repair, ordinary wear and tear excepted.

                  (f) Seller shall conduct the Business (including, without limitation, the collection of Accounts Receivable and the payment of Accounts Payable and other obligations) in the ordinary course of business in accordance with Seller's past practices.

                  (g)      Without the prior written approval of (1) any one of
T. Scott Cobb, Lyle J. Seltmann, Michael J. Boling, or Gordon L. Bateman and (2) any one of the Principals or David T. Glynn:

                           (i)      Seller shall not incur, assume or guarantee
any indebtedness (including, without limitation, Accounts Payable) in an amount greater than $5,000 in a single transaction;

                           (ii)     Seller shall not sell, transfer or otherwise
dispose of any Purchased Asset or interest therein other than in the ordinary course of business;

                           (iii)    Seller shall not purchase, lease or
otherwise acquire any asset or property or interest therein in an amount greater than $5,000 in a single transaction;

                           (iv)     Seller shall not amend, terminate or give
notice of termination with respect to any material Contract or waive any material right thereunder;

                           (v)      Seller shall not enter into any transaction
pertaining to the Business (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of services), directly or indirectly, with any Related Party; and

                           (vi)     Seller shall not grant any increase in
salaries, wages, bonuses, commissions, employee benefits, or other remuneration or compensation to any person employed by Seller or serving as a representative or agent of Seller in the conduct of the Business.

         5.3      Purchaser's Obligations.

                  (a) Purchaser shall use commercially reasonable efforts to obtain all approvals, authorizations, consents and other actions by all governmental authorities and other persons and entities necessary for Purchaser to consummate the transactions contemplated herein.

                  (b) Purchaser shall use commercially reasonable efforts to obtain the Financing in accordance with the terms of the Commitments, it being understood that Purchaser shall not be obligated to enter into loan documents which contain provisions that are not commercially reasonable in the context of leveraged acquisition financings and normal commercial practice in connection therewith.

         5.4 Principals' Obligations. The Principals shall assist and cooperate with Seller as reasonably requested in performing all of its obligations under this Agreement (including, without limitation, Seller's obligations under Section 5.2) and shall not take any action that would cause Seller to breach or fail to perform any of such obligations.

         5.5      Joint Obligations.

                  (a) Seller, Purchaser and the Principals each shall promptly give the other party written notice of the existence or occurrence of any condition that would make any representation or warranty herein contained of either party untrue or that would reasonably be expected to prevent the consummation of the transactions contemplated herein.

                  (b) Neither Seller, Purchaser nor the Principals shall intentionally perform or omit to perform any act that would prevent or excuse the performance of this Agreement by any party hereto or that would result in any representation or warranty herein contained of such party being untrue in any material respect as if originally made on and as of the Closing Date.

                  (c) Seller, Purchaser and the Principals each shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated herein as soon as possible.

                                   ARTICLE VI

                              Related Transactions

         6.1 General. At the Closing, and in connection with and as an integral part of this Agreement and the transactions contemplated herein, the parties shall take the actions set forth in the remainder of this Article VI.

         6.2 Services Agreement. SCB, Seller and Purchaser shall enter into a Services Agreement, in substantially the form attached as Exhibit 6.2, pursuant to which SCB and Seller provide certain administrative and other services to Purchaser on a transitional basis.

         6.3      Compensation and Termination of Employment of Vermillion.

                  (a) SCB, Seller and PCG shall pay to Vermillion pursuant to the Employment Agreement dated as of March 25, 1999, among such parties, as amended or modified thereafter (the "Vermillion Employment Agreement"), an amount equal to his base salary thereunder plus all bonuses and other contractual amounts due through the Closing Date, including, without limitation, (1) the final installment of his annual bonus for the fiscal year ended April 30, 2000, (2) his quarterly bonus for the fiscal quarter ended October 31, 2000, (3) his quarterly bonus for the fiscal quarter ended January 31, 2001, (4) the agreed upon amount of his quarterly bonus for the fiscal quarter ended April 30, 2001, and (5) the agreed upon amount of his annual bonus for the fiscal year ended April 30, 2001.

                  (b) SCB, Seller, PCG and Vermillion shall enter into a Termination Agreement, in substantially the form attached as Exhibit 6.3(b), pursuant to which the parties terminate the Vermillion Employment Agreement as of the Closing Date without any further liability or obligation on the part of any party.

         6.4      Compensation and Termination of Employment of Meyer.

                  (a) SCB, Seller and PCG shall pay to Meyer pursuant to the Employment Agreement dated as of March 25, 1999, among such parties, as amended or modified thereafter (the "Meyer Employment Agreement"), an amount equal to his base salary thereunder plus all bonuses and other contractual amounts due through the Closing Date, including, without limitation, (1) his quarterly bonus for the fiscal quarter ended January 31, 2001, (2) the agreed upon amount of his quarterly bonus for the fiscal quarter ended April 30, 2001,
(3) the agreed upon amount of his annual bonus for the fiscal year ended April 30, 2001, (4) the agreed upon amount of his quarterly bonus for the fiscal quarter ending July 31, 2001, covering the period from May 1, 2001, through the Closing Date, and (5) the agreed upon amount of his annual bonus for the fiscal year ending April 30, 2002, covering the period from May 1, 2001, through the Closing Date.

                  (b) SCB, Seller, PCG and Meyer shall enter into a Termination Agreement, in substantially the form attached as Exhibit 6.4(b), pursuant to which the parties terminate the Meyer Employment Agreement as of the Closing Date without any further liability or obligation on the part of any party.

         6.5      Cooperation.

                  (a) SCB, Seller, PCG and Vermillion shall enter into a Cooperation Agreement, in substantially the form attached as Exhibit 6.5(a), pursuant to which Vermillion agrees to cooperate with SCB, Seller and PCG in connection with any and all internal and external inquiries and investigations and any and all claims and legal proceedings relating to SCB, Seller or PCG and covering any time during the period of his employment with any such parties, all as described in such Cooperation Agreement.

                  (b) SCB, Seller, PCG and Meyer shall enter into a Cooperation Agreement, in substantially the form attached as Exhibit 6.5(b), pursuant to which Meyer agrees to cooperate with SCB, Seller and PCG in connection with any and all internal and external inquiries and investigations and any and all claims and legal proceedings relating to SCB, Seller or PCG and covering any time during the period of his employment with any such parties, all as described in such Cooperation Agreement.

         6.6 Termination of Office Lease. Seller and Purchaser shall mutually execute and deliver a notice to the landlord of the Office Space at Providence, Rhode Island, terminating the lease of the Office Space effective as of the last day of the first calendar month immediately following the calendar month in which the Closing occurs.

                                  ARTICLE VII

                              Conditions to Closing

         7.1 Conditions to Seller's Obligation. The obligation of Seller to consummate the transactions contemplated herein shall be subject to the fulfillment of all of the following conditions on or prior to the Closing Date:

                  (a) Each representation and warranty made by Purchaser and the Principals in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representation and warranty had been made on and as of the Closing Date.

                  (b) Purchaser and the Principals shall have complied with and performed in all material respects all of their respective agreements, covenants and obligations contained in this Agreement that are to be performed by Purchaser and the Principals on or before the Closing Date, including, without limitation, all obligations that Purchaser and the Principals would be required to perform at the Closing if the transactions contemplated herein were consummated.

                  (c) Purchaser shall have delivered to Seller immediately available federal funds in an amount equal to the Purchase Price, as adjusted in accordance with Section 3.2(b).

                  (d) All documents, instruments and agreements required to be executed and delivered by Purchaser, the Principals or third parties at the Closing as contemplated herein shall have been duly executed and delivered.

                  (e) No suit, proceeding or investigation shall have been commenced or threatened by any governmental authority or third party on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transactions contemplated herein; and no decree, order, injunction or other decision of any court, arbitrator, governmental authority, or administrative agency restraining, enjoining or otherwise preventing the consummation of the transactions contemplated herein shall be in effect.

                  (f) Purchaser shall have delivered to Seller the written opinion of Quarles & Brady Streich Lang LLP, counsel to Purchaser, dated as of the Closing Date, in substantially the form attached as Exhibit 7.1(f).

         7.2 Conditions to Purchaser's Obligations. The obligation of Purchaser to consummate the transactions contemplated herein shall be subject to the fulfillment of all of the following conditions on or prior to the Closing
Date:

                  (a) Each representation and warranty made by Seller in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representation and warranty had been made on and as of the Closing Date.

                  (b) Seller shall have complied with and performed in all material respects all of its agreements, covenants and obligations contained in this Agreement that are to be performed by Seller on or before the Closing Date, including, without limitation, all obligations that Seller would be required to perform at the Closing if the transactions contemplated herein were consummated.

                  (c) Purchaser shall have obtained the Financing on terms and conditions satisfactory to Purchaser, and all conditions to the availability of the Financing shall have been satisfied.

                  (d) All documents, instruments and agreements required to be executed and delivered by Seller or third parties at the Closing as contemplated herein shall have been duly executed and delivered.

                  (e) No suit, proceeding or investigation shall have been commenced or threatened by any governmental authority or third party on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transactions contemplated herein; and no decree, order, injunction or other decision of any court, arbitrator, governmental authority, or administrative agency restraining, enjoining or otherwise preventing the consummation of the transactions contemplated herein shall be in effect.

                  (f) Seller shall have delivered to Purchaser the written opinion of Baker, Donelson, Bearman & Caldwell, PC, counsel to Seller, dated as of the Closing Date, in substantially the form attached as Exhibit 7.2(f).

                  (g) All approvals, authorizations, consents and other actions necessary to assign the Contracts and Permits listed on Schedule 7.2(g) (the "Material Consents") shall have been obtained on terms and conditions reasonably satisfactory to Purchaser. Subject to Section 9.4, all approvals, authorizations, consents and other actions referred to in Section 5.2(b), other than the Material Consents, shall have been obtained on terms and conditions reasonably satisfactory to Purchaser; and if any Permit is not assignable by Seller to Purchaser hereunder, Purchaser shall have either obtained a substitute Permit on terms and conditions reasonably satisfactory to Purchaser or shall have obtained a binding commitment from the applicable governmental authority to issue such substitute Permit to Purchaser following the Closing.

         7.3 Casualty. If, prior to the Closing, any damage to or loss of any of the Purchased Assets occurs due to fire, flood, riot, theft, Act of God or other casualty, and if Purchaser does not elect, or is not permitted by the terms of this Agreement to elect, to terminate this Agreement, the Purchase Price shall be reduced by an amount, to be agreed upon by Seller and Purchaser, equal to the reasonably estimated total cost necessary to repair or replace such damaged or lost Purchased Asset, and Seller shall assign to Purchaser the proceeds, if any, of all applicable business interruption insurance payable by reason of such occurrence with respect to the period commencing at the Closing Date. Any adjustment made in accordance with this Section 7.3 shall be the sole and exclusive adjustment to be made by reason of any such occurrence for the purposes of this

Agreement, and the Purchased Assets shall not include the right to receive any casualty insurance proceeds payable by reason of such occurrence.

                                  ARTICLE VIII

                                     Closing

         8.1 Time and Place of Closing. The transactions contemplated by this Agreement shall be consummated (the "Closing") at the offices of Quarles & Brady Streich Lang LLP, Two North Central Avenue, Phoenix, Arizona, as soon as practicable after the date hereof and in no event later than June 20, 2001, beginning at 11:00 a.m. (Phoenix, Arizona, time), or on such other date or at such other time or place as shall be mutually agreed upon by Seller and Purchaser; provided, however, that if any condition to the obligations of Seller and Purchaser to consummate the transactions contemplated herein set forth in
Article VII has not been satisfied or waived by such date and time, and unless this Agreement is terminated as provided in Section 12.2, the Closing shall take place on or before the second business day after such condition is satisfied or waived. The date and completion time of the Closing are referred to in this Agreement as the "Closing Date."

         8.2 Transfer of Title. At the Closing, Seller shall assign, convey and transfer all of its right, title and interest in and to the Purchased Assets to Purchaser, free and clear of all Liens other than the Permitted Liens, pursuant to such conveyancing instruments as are reasonably satisfactory in form and substance to Seller and Purchaser. The title to and possession of the Purchased Assets shall pass from Seller to Purchaser on the Closing Date. Risk of loss of or damage to the Purchased Assets shall pass from Seller to Purchaser as of the Measurement Date. The parties specifically acknowledge and agree that upon the occurrence of the Closing, equitable title to the Purchased Assets shall have passed from Seller to Purchaser as of the Measurement Date. From and after the Closing, Seller shall cooperate with Purchaser and execute, deliver and record such conveyancing instruments and other documents and instruments reasonably requested by Purchaser in order to more fully perfect Purchaser's right, title and interest thereto and therein.

         8.3 Closing Documents. At the Closing, the parties shall deliver the documents and instruments and shall perform the acts that are set forth in the remainder of this Article VIII. All documents and instruments that Purchaser delivers at the Closing shall be in form and substance reasonably satisfactory to Seller and Seller's counsel. All documents and instruments that Seller delivers at the Closing shall be in form and substance reasonably satisfactory to Purchaser and Purchaser's counsel.

         8.4 Purchaser's Deliveries. Subject to the fulfillment or written waiver of the conditions set forth in Section 7.2, Purchaser shall execute and/or deliver, or shall cause to be executed and/or delivered, to Seller all of the following:

                  (a) immediately available federal funds in an amount equal to the Purchase Price, as adjusted in accordance with Section 3.2(b);

                  (b) an Assumption Agreement, in substantially the form attached as Exhibit 8.4(b), pursuant to which Purchaser assumes the Assumed Liabilities from Seller;

                  (c)      the Services Agreement described in Section 6.2;

                  (d)      the Termination Agreement described in Section
6.3(b);

                  (e)      the Termination Agreement described in Section
6.4(b);

                  (f)      the Cooperation Agreement described in Section
6.5(a);

                  (g)      the Cooperation Agreement described in Section
6.5(b);

                  (h) a certificate, dated as of the Closing Date, executed by an executive officer of Purchaser and certifying as to the matters specified in Sections 7.1(a) and 7.1(b);

                  (i) a certificate, dated as of the Closing Date, executed by an executive officer of Purchaser and certifying as to (1) the articles of incorporation of Purchaser, (2) the bylaws of Purchaser, (3) resolutions adopted by the board of directors of Purchaser authorizing the execution and delivery by Purchaser of the Purchaser's Documents, the performance of its obligations thereunder, and the consummation by Purchaser of the transactions contemplated therein, and (4) the incumbency and specimen signatures of the officers of Purchaser executing the Purchaser's Documents on behalf of Purchaser;

                  (j) any and all other documents and instruments necessary for Purchaser to perform its obligations under this Agreement and to consummate the transactions contemplated herein; and

                  (k) a letter from David Glynn, Esq. or the Purchaser, in form and substance satisfactory to the Seller, confirming that Seller will not be a party to the proposed amendment to the existing Contract between Seller and Russell Stover Candies, Inc.

         8.5 Seller's Deliveries. Subject to the fulfillment or written waiver of the conditions set forth in Section 7.1, Seller shall deliver to Purchaser physical possession of all tangible Purchased Assets, and shall execute (in recordable form where applicable) and/or deliver, or shall cause to be executed and/or delivered, to Purchaser all of the following:

                  (a)      a Bill of Sale, in substantially the form attached as
Exhibit 8.5(a), pursuant to which Seller assigns, conveys and transfers all of its right, title and interest in and to the tangible Purchased Assets to Purchaser as provided herein;

                  (b)      an Assignment, in substantially the form attached as
Exhibit 8.5(b), pursuant to which Seller assigns, conveys and transfers all of its right, title and interest in and to the intangible Purchased Assets to Purchaser as provided herein, along with the original instruments (if any) representing, evidencing or constituting such intangible Purchased Assets;

                  (c) such other assignments of any of the Purchased Assets (in recordable form where applicable) that are necessary in the opinion of Purchaser's counsel or are required by the applicable governmental agencies, insurance companies, customers, lessors, and other parties with whom the assignments must be filed;

                  (d)      the Services Agreement described in Section 6.2;

                  (e)      the Termination Agreement described in Section
6.3(b);

                  (f)      the Termination Agreement described in Section
6.4(b);

                  (g)      the Cooperation Agreement described in Section
6.5(a);

                  (h)      the Cooperation Agreement described in Section
6.5(b);

                  (i) a certificate, dated as of the Closing Date, executed by an executive officer of Seller and certifying as to the matters specified in Sections 7.2(a) and 7.2(b);

                  (j) a certificate, dated as of the Closing Date, executed by an executive officer of Seller and certifying as to (1) the articles of incorporation of Seller, (2) the bylaws of Seller, (3) resolutions adopted by the board of directors and the sole shareholder of Seller authorizing the execution and delivery by Seller of the Seller's Documents, the performance of its obligations thereunder, and the consummation by Seller of the transactions contemplated therein, and (4) the incumbency and specimen signatures of the officers of Seller executing the Seller's Documents on behalf of Seller; and

                  (k) releases of all Liens held by Seller's lenders in any of the Purchased Assets, including, without limitation, UCC-3 termination statements (or, in the alternative, pay-off or commitment letters issued by such lenders obligating such lenders to release such Liens and deliver such termination statements following receipt of specified funds for the account of the Seller or SCB);

                  (l) if and to the extent that they are obtained by Seller using commercially reasonable efforts, estoppel letters duly executed by the landlords of the Gilbert Building, dated as close as practicable to the Closing Date, stating in substance that (1) the copy of the lease attached to the estoppel letter is a true, correct and complete copy of the lease and represents the entire agreement between the landlord and Seller, (2) neither the landlord nor Seller is in breach of or default under the lease, and no event has occurred which, with notice or the passage of time or both, would constitute a breach of or default under, or would permit termination, modification or acceleration of, the lease, (3) the landlord has not repudiated any provision of the lease, (4) to the landlord's knowledge, there are no disputes, oral agreements or forbearance programs in effect as to the lease, (5) the landlord has obtained all approvals of governmental authorities required by law to be obtained by the landlord (including licenses and permits) in order for Seller to operate the Business as currently conducted at the Gilbert Building, (6) the landlord consents to the grant of a leasehold mortgage or a collateral assignment of the lease in favor of Purchaser's lender, and (7) such other matters as Purchaser shall reasonably request;

                  (m) if and to the extent that they are obtained by Seller using commercially reasonable efforts, landlord waivers duly executed by the landlord of the Gilbert Building with respect to all property of Seller located at the Gilbert Building;

                  (n) if requested by Purchaser, and if and to the extent that they are obtained by Seller using commercially reasonable efforts, agreements duly executed by each mortgagee of the Gilbert Building (1) stating that, notwithstanding any default by the landlord of any of the terms under any mortgage on the Gilbert Building, the mortgagee will not disturb Purchaser's tenancy as long as Purchaser is not in default under the lease pertaining to the Gilbert Building, (2) consenting to the grant of leasehold mortgages on such lease, or collateral assignments of such lease, to Purchaser's lender(s), and
(3) stating such other matters as Purchaser or Purchaser's lenders shall reasonably request;

                  (o) to the extent that they are obtained by Seller using commercially reasonable efforts, all consents to the assignment of the Contracts and Permits or alternate arrangements with respect thereto, all as reasonably satisfactory to Purchaser; notwithstanding anything in this Agreement to the contrary, neither Seller nor SCB shall not have any obligation whatsoever to procure, obtain or deliver the consent of the landlord for the assignment and assumption of the lease relating to the Scottsdale Building or the Office Space and if Purchaser elects to obtain the consent of the landlord for the assignment and assumption of the lease for the Office Space, such responsibility shall be the sole obligation of Purchaser and shall not be a condition to Closing. Purchaser hereby agrees that it will not obtain the consent of the landlord for the assignment and assumption of the lease for the Scottsdale Building;

                  (p) certificates of title or origin (or like documents) with respect to any of the Purchased Assets for which a certificate of title or origin (or like document) is required in order for title thereto to be transferred by Seller to Purchaser;

                  (q) a notice of the consummation of the transactions contemplated herein to be given to persons employed by Seller in the Business, in form and substance reasonably satisfactory to Purchaser and Seller;

                  (r) a notice of the consummation of the transactions contemplated herein to be given to customers and suppliers of the Business, in form and substance reasonably satisfactory to Purchaser and Seller; and

                  (s) any and all other documents and instruments necessary for Seller to perform its obligations under this Agreement and to consummate the transactions contemplated herein.

         8.6 Joint Deliveries. At the Closing, the parties shall execute and deliver, or cause to be executed and delivered, to each other, all legally required transfer tax declarations concerning the Purchased Assets.

                                   ARTICLE IX

                              Post-Closing Actions

         9.1 General. The parties shall have the respective rights and obligations after the Closing Date that are set forth in the remainder of this
Article IX.

         9.2 Inspection of Records. For a period of five years after the Closing Date, Seller and Purchaser shall make their respective books and records (including, without limitation, work papers in the possession of their respective accountants) available for inspection by the other party or its duly authorized representatives for reasonable business purposes at reasonable times during normal business hours with respect to all transactions of or relating to the Business (including, without limitation, the transactions contemplated herein), the financial condition, assets, liabilities, operations and cash flows of the Business, and the Assumed Liabilities. In the case of records owned by Seller, such records shall be made available at Seller's executive office; and in the case of records owned by Purchaser, such records shall be made available at Purchaser's executive office. As used in this Section 9.2, the right of inspection includes the right to make extracts or copies.

         9.3 Financial Information. Within 60 days after the Closing Date, SCB shall provide Purchaser with internally prepared, unaudited financial statements for the Business on a stand-alone basis consisting of a balance sheet as of April 30, 2001, and a statement of operations for the year then ended. Within 30 days after the completion of SCB's audit for the year ended April 30, 2001, SCB shall provide Purchaser with a report from BDO outlining the audit procedures that BDO performed on the accounts of the Business and indicating whether BDO discovered any necessary adjustments to the account balances. SCB and Seller, in consultation with BDO, and Purchaser, in consultation with its auditors, shall agree upon the audit procedures to be performed by BDO with respect to the accounts of the Business, subject to compliance with Statement of Auditing Standards No. 75.

         9.4 Certain Assignments. Any other provision of this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to transfer or assign, or a transfer or assignment of, any Contract or Permit, or any benefit arising thereunder or resulting therefrom, if an attempt at transfer or assignment thereof without the consent required for such assignment would constitute a breach thereof or in any way adversely affect the rights of Purchaser or Seller thereunder. If (a) any required consent to the transfer or assignment to Purchaser of any Contract or Permit is not obtained, (b) an attempted transfer or assignment would be ineffective or would adversely affect the rights of Purchaser or Seller thereunder so that Purchaser would not receive substantially all of such rights, (c) a Contract is assigned to Purchaser pursuant to the provisions hereof and the other contracting party thereafter raises objections to the assignment and refuses to allow Purchaser to perform the Contract on the terms therein provided or threatens to terminate the Contract or sue for damages, or (d) a surety company issuing a bond to Seller objects to the completion of performance under a Contract by Purchaser, then in any such case Purchaser and Seller shall cooperate with each other in good faith in an arrangement whereby Seller will provide for Purchaser the benefits under such Contract or Permit.

         9.5 Funds and Other Assets. After the Closing Date, if Seller receives any funds or other assets that are included in the Purchased Assets and to which Purchaser is entitled (including, without limitation, any payment on the Accounts Receivable), Seller shall hold such funds and assets in trust for Purchaser and shall account for, pay and deliver the same to Purchaser promptly after receipt. After the Closing Date, if Purchaser receives any funds or other assets that are not included in the Purchased Assets and to which Seller is entitled, Purchaser shall hold such funds and assets in trust for Seller and shall account for, pay and deliver the same to Seller promptly after receipt.

         9.6 Occupation of Premises. Seller shall use commercially reasonable efforts to provide for Technology Alliance Group, LLC ("TAG"), to vacate the portion of the Gilbert Building that it currently occupies within one year after the Closing Date. Seller shall not be required to pay any rent or other amount to Purchaser on account of the occupancy by TAG of a portion of the Gilbert Building, provided that TAG vacates such premises within one year after the Closing Date. Purchaser shall use commercially reasonable efforts to remove certain computer servers from Seller's data center located at 21111 N. 19th Avenue in Phoenix, Arizona (the "Honeywell Facility"), within one year after the Closing Date. Purchaser shall not be required to pay any rent or other amount to Seller on account of the location of the computer servers at the Honeywell Facility, provided that Purchaser removes the computer serves therefrom within one year after the Closing Date.

         9.7 Third-Party Claims. The parties shall cooperate with each other with respect to the defense of any and all claims made or litigation commenced by third parties subsequent to the Closing Date which are not subject to the indemnification provisions contained in Article XI, provided that the party requesting cooperation shall reimburse the other party for the other party's reasonable out-of-pocket costs and expenses of furnishing such cooperation.

         9.8 Sales and Transfer Taxes and Fees. Seller shall pay when due any and all federal, state and local excise, sales, transfer, use and other taxes (including interest and penalties thereon), all personal property title application fees, and all recording and filing fees assessed or imposed on account of the transfer of the Purchased Assets as contemplated herein, regardless of whether the liability for such taxes or fees is imposed by law upon Seller or Purchaser.

         9.9      Covenants Not to Compete.

                  (a) As an inducement for Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, SCB agrees that, for a period of one year after the Closing Date, neither SCB, nor any of its subsidiaries, nor any of its or their respective directors and officers will do, directly or indirectly, any of the following:

                           (i)      perform information technology consulting or
outsourcing services using Baan(TM), J.D. Edwards(TM), or SalesLogix(TM) software anywhere in the United States of America for manufacturing and distribution customers, except for any customer of SCB or any of its subsidiaries (other than Seller in the conduct of the Business) for which SCB or such subsidiary has performed such services on or before the Closing Date;

                           (ii)     solicit any person or entity to perform
information technology consulting or outsourcing services using Baan(TM), J.D. Edwards(TM), or SalesLogix(TM) software, except for any customer of SCB or any of its subsidiaries (other than Seller in the conduct of the Business) for which SCB or such subsidiary has performed such services on or before the Closing Date; or

                           (iii)    solicit any person employed by Purchaser or
any of its subsidiaries to terminate his or her employment with Purchaser or such subsidiary or to work for SCB or any of its subsidiaries.

                  (b) As an inducement for Seller to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser agrees that, for a period of one year after the Closing Date, neither Purchaser, nor any of its subsidiaries, nor any of its or their respective directors and officers will do, directly or indirectly, any of the following:

                           (i)      perform information technology professional
staffing services anywhere in the United States of America, except as may be incidental to the performance of information technology consulting or outsourcing services utilizing Baan(TM), J.D. Edwards(TM), or SalesLogix(TM) software;

                           (ii)     solicit any person or entity to perform
information technology professional staffing services, except as may be incidental to the performance of information technology consulting or outsourcing services utilizing Baan(TM), J.D. Edwards(TM), or SalesLogix(TM) software; or

                           (iii)    solicit any person employed by SCB or any of
its subsidiaries (other than the persons employed by Seller in the conduct of the Business) to terminate his or her employment with SCB or such subsidiary or to work for Purchaser or any of its subsidiaries.

                  (c) In the event of any breach of any covenant set forth in Section 9.9(a) or 9.9(b), the period during which the breached covenant is in effect shall be extended for the period of such breach. SCB and Purchaser recognize that the territory, time and scope limitations set forth in Sections 9.9(a) and 9.9(b) are reasonable and are required for the protection of the parties. In the event that any such territory, time or scope limitation is determined to be unreasonable by a court of competent jurisdiction in a final, non-appealable order, SCB and Purchaser agree to reduce such territory, time or scope limitation to such a territory, time or scope as the court may deem reasonable under the circumstances.

                  (d) SCB and Purchaser specifically recognize that any breach of any covenant set forth in Section 9.9(a) or 9.9(b) would cause irreparable injury to the non-breaching party and that monetary damages could be difficult to ascertain and/or inadequate. Accordingly, without limiting the availability of legal or equitable (including injunctive) remedies under any other provisions of this Agreement, SCB and Purchaser agree that in the event of any such breach, the non-breaching party shall be entitled to injunctive relief in addition to any and all other legal and equitable remedies that may be available.

         9.10 Further Assurances. The parties shall execute such further documents and instruments, and shall perform such further acts, as may be necessary to comply with the terms of this Agreement and to consummate the transactions contemplated herein.

         9.11 Collection and Application of Accounts Receivables. From and after the Closing, (i) Purchaser shall continually use commercially reasonable efforts to collect all accounts receivable from customers as and when due, and (ii) all payments of accounts receivable that are received by Purchaser from customers after the Closing shall be applied by Purchaser in the order of the oldest accounts receivable owed by such customers first.

         9.12 Amendment and Release of Office Space Lease. Purchaser shall, on or before June 30, 2001, enter into an amendment of the lease for the Office Space which releases SCB from any and all obligations under such lease, the form and substance of such release to be acceptable to SCB, in its reasonable opinion. If Purchaser does not provide SCB with an acceptable form of such release on or before June 30, 2001, Purchaser shall execute a termination of the lease for the Office Space, such termination shall be effective July 31, 2001.

                                   ARTICLE X

                         Employees and Employee Benefits

         10.1 Transferred Employees. On or before the Closing Date, Purchaser shall offer employment, commencing as of the day after the Measurement Date, to each person employed by Seller in the conduct of the Business as of the Measurement Date on terms and conditions established by Purchaser in its sole discretion, subject to the provisions of Sections 10.3, 10.4 and 10.5. Seller shall use reasonable efforts to assist Purchaser in effecting an orderly change of employment of the employees of Seller who accept employment offers from Purchaser (the "Transferred Employees"). Purchaser acknowledges that the obligation to pay salaries, wages, bonuses, commissions and other compensation earned by the Transferred Employees for periods after the Measurement Date is an Assumed Liability under this Agreement.

         10.2 Seller Plans. Except for participation in the SCB KSOP, the Transferred Employees shall cease to actively participate in the employee benefit plans, programs and policies of Seller and its Affiliates (the "Seller Plans") as of June 30, 2001. Except for participation in the SCB KSOP, Seller shall cause the Transferred Employees participating in any Seller Plans to be fully vested in any benefits accrued to them thereunder as of June 30, 2001. Seller shall cause (a) the Transferred Employees to be fully vested in their SCB KSOP accounts as of the Measurement Date (including the matching contributions declared for fiscal year ended April 30, 2001, to be deposited in three equal installments on June 30, July 31, and August 31, 2001), (b) the participation of the Transferred Employees in the SCB KSOP to be terminated as of the Measurement Date, and (c) the distribution of the SCB KSOP account balances of the Transferred Employees to or as directed by the Transferred Employees as soon as practicable after the Measurement Date. Seller shall use commercially reasonable efforts to facilitate direct rollovers of the SCB KSOP account balances of the Transferred Employees to Purchaser's 401(k) or other tax-qualified retirement plans as reasonably requested by the Transferred Employees.

         10.3 Purchaser Plans. Purchaser shall credit the Transferred Employees with all service recognized by Seller under the Seller Plans as service with Purchaser for the purposes of eligibility to participate, vesting, and available levels of benefits under the employee benefit plans, programs and policies of Purchaser (the "Purchaser Plans"). As soon as practicable after the Closing Date, Seller shall advise Purchaser of all service by the Transferred Employees recognized by Seller under the Seller Plans as of the Measurement Date.

         10.4 Group Medical Insurance. As of July 1, 2001, Purchaser shall provide or cause to be provided group medical insurance benefits to the Transferred Employees and their eligible dependents. Seller shall provide all notices and fulfill all of its obligations, if any, under Section 4980B(f) of the Code with respect to the Transferred Employees.

         10.5 Vacation, Sick and Personal Time. Purchaser shall permit the Transferred Employees an opportunity to take vacation, sick and personal time with pay, in a manner consistent with the Purchaser Plans, to the extent of the unused vacation, sick and personal time to which they were entitled under the Seller Plans as of the Measurement Date. Notwithstanding anything to the contrary herein, the right of the Transferred Employees to accrue additional vacation, sick, and personal time under any Seller Plans shall terminate as of the Measurement Date, and any rights to which they were entitled as of the Measurement Date shall vest as of such date.

         10.6 Payroll Records and Taxes. Seller and Purchaser agree that upon the occurrence of the Closing, Purchaser shall have purchased the Business, and in connection therewith Purchaser will employ certain Transferred Employees. As soon as practicable after the Closing Date, Seller shall deliver to Purchaser copies of all payroll records for 2001 in Seller's possession with respect to the Transferred Employees. Purchaser shall furnish to each Transferred Employee a Form W-2 disclosing all wages and other compensation paid and all taxes withheld therefrom in 2001 by Seller and Purchaser, and Seller shall be relieved of the responsibility to do so.

         10.7 No Employment Rights. Nothing contained in this Agreement shall (a) confer upon any former, current or future employee of Seller or Purchaser any right or remedy, including, without limitation, any right to employment or continued employment of any nature or for any period, or (b) cause the employment status of any former, current or future employee of Seller or Purchaser to be other than terminable at will.

                                   ARTICLE XI

                                 Indemnification

         11.1 General. From and after the Closing Date, the parties shall indemnify each other as provided in this Article XI. No specifically enumerated indemnification obligation with respect to a particular subject matter as set forth below shall limit or affect the applicability of a more general indemnification obligation as set forth below with respect to the same subject matter. For the purposes of this Article XI, each party shall be deemed to have remade all of its representations and warranties contained in this Agreement as of the Closing Date with the same effect as if originally made as of the Closing Date.

         11.2 Certain Definitions. As used in this Agreement, the following terms shall have the indicated meanings:

                  (a) "Damages" shall mean all assessments, charges, costs, damages, expenses, fines, judgments, levies, losses, penalties and other liabilities and obligations and all claims, demands, investigations, causes of actions, actions, suits, legislative proceedings, regulatory proceedings, and other legal proceedings in respect thereof. Damages include, without limitation,
(1) reasonable attorneys', accountants', investigators', and experts' fees and expenses sustained or incurred in connection with the investigation or defense of any of the foregoing; (2) expenses reasonably incurred to compensate employees for any costs or ramifications associated with compliance or lack of compliance with the requirements of Section 401(k) of the Code; and (3) costs and expenses reasonably incurred to bring the Purchased Assets and the Business into compliance with Environmental Laws. Damages exclude incidental or consequential damages (including, without limitation, lost profits) and punitive or exemplary damages, except with respect to Third-Party Claims.

                  (b) "Indemnified Party" shall mean a person or entity entitled to indemnification from an Indemnifying Party pursuant to this Article XI.

                  (c) "Indemnifying Party" shall mean a party hereto required to provide indemnification to an Indemnified Party pursuant to this
Article XI.

                  (d) "Third-Party Claim" shall mean any claim, demand, action, suit, legal proceeding, investigation or like matter asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

         11.3 Indemnification Obligations of Seller. Seller shall indemnify, save and keep harmless Purchaser, its subsidiaries and other Affiliates, its and their respective successors and permitted assigns, and its and their respective directors, officers, employees, agents and representatives against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

                  (a) any action, judgment, appeal, investigation or other proceeding related to any investigation by any governmental authority or other administrative agency into the activities of Seller or any of its Affiliates;

                  (b) any lawsuit, administrative action or other proceeding by or on behalf of the shareholders of Seller or any of its Affiliates;

                  (c) any inaccuracy or breach of any representation and warranty made by Seller in this Agreement;

                  (d) any breach of any agreement or covenant of Seller contained in this Agreement or any failure by Seller to perform any of its obligations hereunder (including, without limitation, its obligations under this Article XI);

                  (e)      any Liability of Seller other than the Assumed
Liabilities;

                  (f) the failure of Seller to comply with any applicable bulk sales laws in connection with the transactions contemplated herein; and

                  (g) any claim by any state or local governmental authority or administrative agency against Purchaser or any of the Purchased Assets, arising from Seller's failure to have qualified to do business as a foreign corporation in any state where such qualification was legally required based on its operations of the Business prior to the Closing Date (including without limitation, any claims for taxes, penalties, interest, or assessments that would have been assessed against Seller or owed by Seller had Seller been so qualified).

         11.4 Indemnification Obligations of Purchaser. Purchaser shall indemnify, save and keep harmless Seller, its subsidiaries and other Affiliates, its and their respective successors and permitted assigns, and its and their respective directors, officers, employees, agents and representatives against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

                  (a) any action, judgment, appeal, investigation or other proceeding related to any investigation by any governmental authority or other administrative agency into the activities of Purchaser or any of its Affiliates;

                  (b) any lawsuit, administrative action or other proceeding by or on behalf of the shareholders of Purchaser or any of its Affiliates;

                  (c) any inaccuracy or breach of any representation and warranty made by Purchaser or the Principals in this Agreement;

                  (d) any breach of any agreement or covenant of Purchaser or the Principals contained in this Agreement or any failure by Purchaser or the Principals to perform any of their respective obligations hereunder (including, without limitation, the obligations of Purchaser under this Article XI);

                  (e) any of the Assumed Liabilities; any Liability of Purchaser; or any Liability of the Principals incurred after the Closing Date;

                  (f) any Third-Party Claim resulting from or arising out of or by virtue of the acts or omissions of Purchaser after the Closing Date, including, without limitation, the operation of the Business after the Closing Date; and

                  (g) any debt or equity financing activity undertaken by Purchaser or the Principals to obtain funds for Purchaser's use in the consummation of the transactions contemplated herein (including, without limitation, the payment of the Purchase Price to Seller) or the operation of the Business after the Closing Date.

         11.5 Cooperation. Subject to the provisions of Section 11.7, the Indemnifying Party shall have the right, at its own expense, to participate in the investigation and defense of any Third-Party Claim, and if such right is exercised, the parties shall cooperate in the investigation and defense of such Third-Party Claim.

         11.6 Subrogation. The Indemnifying Party shall not be entitled to require that any action be brought against any other person before action is brought against it hereunder by the Indemnified

Party, but shall be subrogated to any right of action to the extent that it has paid or successfully defended against any Third-Party Claim.

         11.7 Third-Party Claims. Forthwith following the receipt of notice of a Third-Party Claim, the party receiving the notice of the Third-Party Claim shall (a) notify the other party of its existence, setting forth with reasonable specificity the facts and circumstances of which such party has received notice, and (b) if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted. The Indemnified Party may, upon reasonable notice, tender the defense of a Third-Party Claim to the Indemnifying Party. If (a) the defense of a Third-Party Claim is so tendered and within 30 days thereafter such tender is accepted without qualification by the Indemnifying Party, or (b) the Indemnifying Party shall acknowledge in writing to the Indemnified Party and without qualification its indemnification obligations as provided in this
Article XI within 30 days after the date on which written notice of a Third-Party Claim has been given pursuant to this Section 11.7, then except as hereinafter provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third-Party Claim. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party, provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third-Party Claim as herein provided. The Indemnifying Party shall lose its right to defend, contest, litigate and settle the Third-Party Claim if it shall fail to diligently contest the Third-Party Claim. So long as the Indemnifying Party has not lost its right and/or obligation to defend, contest, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third-Party Claim, and shall have the exclusive right, in its discretion exercised in good faith and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that written notice of its intention to settle shall be given to the Indemnified Party at least 10 days prior to any such settlement. All expenses (including, without limitation, attorneys' fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. Notwithstanding the foregoing, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party shall be required by an Indemnifying Party to (x) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, (y) enter into any settlement that attributes by its terms liability to the Indemnified Party, or (z) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Article XI shall relieve it of such obligations to the extent they exist. If an Indemnified Party is entitled to indemnification against a Third-Party Claim, and the Indemnifying Party fails to accept a tender of or assume the defense of a Third-Party Claim pursuant to this
Section 11.7, or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such Third-Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third-Party Claim, and may settle such Third-Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that written notice of its intention to settle is given to the Indemnifying Party at least 10 days prior to any such settlement. If, pursuant to this Section 11.7, the Indemnified Party so contests, defends, litigates or settles a Third-Party Claim for which it is entitled to indemnification hereunder as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys' fees and other expenses of defending, contesting, litigating and/or settling the Third-Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys' fees and other expenses.

                                  ARTICLE XII

                                  Termination

         12.1 General. The parties shall have the rights and remedies with respect to the termination and/or enforcement of this Agreement which are set forth in this Article XII.

         12.2 Right to Terminate. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date only in the following manners and for the indicated reasons:

                  (a) by Purchaser and Seller in a written agreement executed and delivered by such parties; or

                  (b) by written notice given by Purchaser or Seller to the other party if the Closing shall not have occurred at or before 5:00 p.m. (Phoenix, Arizona, time) on June 12, 2001.

Neither party shall be liable or obligated to the other under this Agreement, except as to those provisions herein that are binding on the parties.

         12.3 Certain Effects of Termination. In the event of the termination of this Agreement as provided in Section 12.2:

                  (a) Purchaser's right of access pursuant to Section 5.2(a) shall terminate and each party shall, and shall cause its employees, accountants, legal counsel, and other representatives to, return promptly all information and materials furnished to it by the other party (or any subsidiary, division, associate or Affiliate of such other party) in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any and all copies, extracts or other reproductions thereof (except for copies of documents publicly available) which may have been made, and shall use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made; and

                  (b) all information received by any party hereto with respect to the business of the other party hereto or its subsidiaries, divisions, Affiliates or associates (other than information which is a matter of public knowledge or which has heretofore been or is hereafter publicly published in any publication for public distribution or filed as public information with any governmental authority) shall not, unless otherwise required by law, at any time be disclosed to third parties by such party for any reason whatsoever.

This Section 12.3 shall survive any termination of this Agreement.

         12.4     Remedies. Notwithstanding any termination right granted in
Section 12.2, in the event of the non-fulfillment of any condition to a party's closing obligation, such party may elect to do one of the following:

                  (a) proceed to close despite the non-fulfillment of any closing condition, it being understood that the occurrence of the Closing shall not be deemed a waiver of a breach of any representation, warranty or covenant or of such party's rights and remedies with respect thereto;

                  (b) decline to close, terminate this Agreement as provided in Section 12.2(b), and thereafter seek damages to the extent permitted in Section 12.5; or

                  (c) seek specific performance of the obligations of the other party. Each party hereby agrees that in the event of any breach by such party of this Agreement, the remedies available to the other party at law would be inadequate and that such party's obligations under this Agreement may be specifically enforced.

         12.5     Right to Damages. If this Agreement is terminated pursuant to
Section 12.2, neither party hereto shall have any right or claim against the other party except if the circumstances giving rise to such termination were caused by or resulted from (a) the other party's material breach of or failure to perform its obligations under any provision of Article V, VI or VIII or (b) any of the representations and warranties made by the other party in Article IV being inaccurate in a material respect when made, in which event the termination of this Agreement pursuant to Section 12.2 shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of such party, and such party shall also be entitled to recover, without limitation, its costs and expenses incurred in pursuing its rights and remedies (including reasonable attorneys' fees).

                                  ARTICLE XIII

                                  Miscellaneous

         13.1 Bulk Sales Laws. The parties hereby waive compliance with the bulk sales laws of the State of Arizona and any other state where any of the Purchased Assets is located or in which the Business is conducted.

         13.2 Public Disclosures. Except as otherwise required by applicable laws, rules or regulations of any governmental authority or stock exchange, all press releases, publicity and other public disclosures concerning the transactions contemplated herein shall be made only upon the prior agreement of Seller and Purchaser. Seller and Purchaser shall use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity. If such press release or publicity is required to comply with applicable laws, rules or regulations, the disclosing party shall provide the other party with reasonable opportunity to review and comment upon the proposed disclosure before such disclosure is made. This provision shall not apply to communications made by either Seller or Purchaser with their respective directors, officers, employees, attorneys, accountants and lenders.

         13.3 Notices. All notices required or permitted to be given hereunder shall be made in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by the United States mail. Notices delivered by mail shall be deemed given three business days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand, by facsimile, or by nationally recognized private courier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand or is deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, on or before two business days after its delivery by facsimile. All notices shall be addressed as follows:

         If to Seller:          Partners Resources Inc.
                                c/o SCB Computer Technology, Inc.
                                3800 Forest Hill-Irene Road, Suite 100
                                Memphis, TN  38125
                                Attention: T. Scott Cobb
                                Telecopier: (901) 624-9448

                  with a copy to:      Baker, Donelson, Bearman & Caldwell, PC
                                       165 Madison Avenue, Suite 2000
                                       Memphis, TN  38103
                                       Attention: Peter H. Kesser, Esq.
                                       Telecopier: (901) 577-0800

         If to Purchaser:       OneNeck IT Services, Corporation
                                c/o SCB Enterprise Solutions
                                7955 E. Redfield Road
                                Scottsdale, AZ  85260
                                Attention: David T. Glynn, Esq.
                                Telecopier: (480) 609-4308

                  with a copy to:      Quarles & Brady Streich Lang LLP
                                       One Renaissance Square
                                       Two North Central Avenue
                                       Phoenix, AZ 85004
                                       Attention: P. Robert Moya, Esq.
                                       Telecopier: (602) 230-5580

Any party hereto may change its address for the purposes of notice hereunder by notifying the other party thereof in accordance with the provisions of this
Section 13.3.

         13.4 Fees and Expenses. Except as otherwise specifically provided herein, each party hereto shall be responsible for and pay all fees and expenses (including, without limitation, financial advisors', attorneys', accountants' and other professional fees and expenses) incurred by such party in connection with, relating to, or arising out of the negotiation, execution and delivery of this Agreement and all other documents and instruments contemplated herein, the performance of such party's obligations hereunder and thereunder, and the consummation of the transactions contemplated herein and therein.

         13.5 Entire Agreement. This Agreement, including the attached schedules and exhibits, constitutes the full understanding of the parties hereto, a complete allocation of risks between them, and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior negotiations, understandings and agreements, whether written or oral, among the parties (including, without limitation, their letter of intent dated March 14, 2001) other than their confidentiality letter agreement dated March 27, 2001. Each schedule and exhibit attached hereto shall be considered incorporated into this Agreement.

         13.6 Waivers. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement or to exercise any right or privilege conferred in this Agreement, or the waiver by such party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. A breach of any representation, warranty or covenant shall not be affected by the fact that a more general or more specific representation, warranty or covenant was not also breached.

         13.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

         13.8 Severability. If a court of competent jurisdiction declares that any provision of this Agreement or portion thereof is illegal, invalid or unenforceable, then such provision shall be modified automatically to the extent necessary to make such provision fully legal, valid or enforceable. If such court does not modify any such provision or portion thereof as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, then such provision or portion thereof shall be severed from this Agreement, this Agreement and the rights and obligations of the parties hereto shall be construed as if this Agreement did not contain such severed provision or portion thereof, and this Agreement otherwise shall remain in full force and effect.

         13.9 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONTROLLED AS TO VALIDITY, ENFORCEMENT, INTERPRETATION, CONSTRUCTION, EFFECT AND IN ALL OTHER RESPECTS BY THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE IN THAT STATE, WITHOUT REGARD TO THE CONFLICT-OF-LAWS PRINCIPLES THEREOF.

         13.10 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns.

         13.11 Benefit. Except as otherwise expressly provided herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement as a third-party beneficiary or otherwise.

         13.12 Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, at or prior to the Closing, Purchaser may assign its rights under this Agreement to the financial institution(s) providing the Financing for collateral security purposes;

provided, however, that no such collateral assignment shall relieve Purchaser of any of its liabilities or obligations under this Agreement.

         13.13 Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto or except as otherwise provided in Section 13.6. Seller and Purchaser contemplate that the schedules hereto may be amended and supplemented in accordance with this Section 13.13, as soon as practicable before the Closing Date, to provide more accurate and complete disclosures.

         13.14 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

         13.15    Resolution of Disputes.

                  (a) Except as otherwise provided in Sections 3.2 and 9.9, if any dispute or claim relating to this Agreement or the transactions contemplated herein arises or occurs, Seller and Purchaser shall attempt in good faith to resolve such dispute or claim promptly by negotiations between their respective authorized representatives. The disputing or claiming party shall give the other party written notice of the dispute or claim. The date of such notice is referred to herein as the "Notice Date." Within 30 days after the Notice Date, the receiving party shall submit a written response to the disputing or claiming party. The notice and the response thereto shall include a statement of each party's position and a summary of the evidence and arguments supporting its position. The authorized representatives of the parties shall meet at a mutually acceptable time and place within 45 days after the Notice Date and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute or claim.

                  (b) If the matter has not been resolved through negotiations between the authorized representatives of Seller and Purchaser as contemplated in Section 13.15(a) within 60 days after the Notice Date, the parties shall attempt in good faith to resolve the matter by negotiations between their respective chief executive officers. The chief executive officers of the parties shall meet at a mutually acceptable time and place within 75 days after the Notice Date and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute or claim.

                  (c) If the matter has not been resolved through negotiations between the chief executive officers of Seller and Purchaser as contemplated in Section 13.15(b) within 90 days after the Notice Date, the parties shall jointly submit the matter to the Center for Public Resources, Inc. ("CPR") for non-binding mediation. The parties shall attempt in good faith to resolve the matter through non-binding mediation in accordance with the then current CPR Mediation Procedure, a copy of the existing version of which is attached hereto as Exhibit 13.15(c). The mediation shall be held in Dallas, Texas, or such other location upon which the parties may agree.

                  (d) If the matter has not been resolved through non-binding mediation within 60 days after the date of joint submission of the matter to the CPR for mediation, Seller and Purchaser may, but shall not be obligated to, take any and all other lawful actions intended to resolve the matter, including, without limitation, the filing of a lawsuit in a court of competent jurisdiction.

                  (e) All deadlines set forth in this Section 13.15 may be extended by the written agreement of Seller and Purchaser.

                  (f) Seller shall be responsible for and pay all of its expenses incurred in resolving or attempting to resolve any dispute or claim pursuant to this Section 13.15 and 50% of the fees and expenses incurred in any non-binding mediation of the matter pursuant to Section 13.15(c). Purchaser shall be responsible for and pay all of its expenses incurred in resolving or attempting to resolve any dispute or claim pursuant to this Section 13.15 and 50% of the fees and expenses incurred in any non-binding mediation of the matter pursuant to Section 13.15(c).

                  (g) The procedures set forth in this Section 13.15 shall be the sole, exclusive procedures for the resolution of disputes between and claims by Seller and Purchaser relating to this Agreement or the transactions contemplated herein; provided, however, that a party may seek a preliminary injunction or other preliminary judicial relief if, in its reasonable, good-faith judgment, such action is necessary to avoid irreparable damage. Despite such action, the parties shall continue to participate in good faith in the procedures specified in this Section 13.15. All applicable statutes of limitations shall be tolled while the procedures specified in this Section 13.15 are pending, and the parties shall take any and all actions required to effectuate such tolling.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]


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

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       PARTNERS RESOURCES INC.


                                       By:  /s/ Michael J. Boling
                                          --------------------------------------
                                       Name:  Michael J. Boling
                                       Title: Executive Vice President


                                       ONENECK IT SERVICES, CORPORATION


                                       By:  /s/ Charles A. Vermillion
                                          --------------------------------------
                                       Name:  Charles A. Vermillion
                                       Title: Chief Executive Officer


                                       SCB COMPUTER TECHNOLOGY, INC.


                                       By:  /s/ Michael J. Boling
                                          --------------------------------------
                                       Name:  Michael J. Boling
                                       Title: Executive Vice President


                                       PARTNERS CAPITAL GROUP


                                       By:  /s/ Michael J. Boling
                                          --------------------------------------
                                       Name:  Michael J. Boling
                                       Title: Executive Vice President


                                       /s/ Charles A. Vermillion
                                       -----------------------------------------
                                       CHARLES A. VERMILLION


                                       /s/ Scott R. Meyer
                                       -----------------------------------------
                                       SCOTT R. MEYER

                         LIST OF SCHEDULES AND EXHIBITS

1.       Schedule 3.5, Allocation of Purchase Price (due after Closing)

2.       Schedule 4.1(g), Financing Commitment in favor of Purchaser

3. Schedule 4.2(i), copies of audited balance sheet, statements of operations and notes to financial statements of Seller as of and for the years ended April 30, 1999 and April 30, 2000

4. Schedule 4.2(j), copies of unaudited balance sheet and statement of Operations of Seller as of and for the fiscal year ended April 30, 2001

5. Schedule 4.2(k), list of all liens, claims, encumbrances, and security interests, other than Permitted Liens

6.       Exhibit 6.2, form of Services Agreement

7.       Exhibit 6.3(b), form of Termination Agreement for Vermillion

8.       Exhibit 6.4(b), form of Termination Agreement for Meyer

9.       Exhibit 6.5(a), form of Cooperation Agreement for Vermillion

10.      Exhibit 6.5(b), form of Cooperation Agreement for Meyer

11.      Exhibit 7.1(f), opinion of Purchaser's Counsel

12.      Exhibit 7.2(f), opinion of Seller's Counsel

13.      Exhibit 7.2(g), list of all Material Consents

14.      Exhibit 8.4(b), form of Assumption Agreement

15.      Exhibit 8.5(a), form of Bill of Sale

16.      Exhibit 8.5(b), form of Assignment

17.      Exhibit 13.15(c), copy of the existing version of the CPR Mediation
         Procedure


                                       38